UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No. )

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Alexandria Real Estate Equities, Inc.
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1

Commencing April 24, 2015, Alexandria Real Estate Equities, Inc. sent the following communication to certain stockholders.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Annual Meeting of Stockholders
May 7, 2015
Supplemental Information Regarding Proposal Two
(Advisory Vote on Executive Compensation)

Dear Stockholders:

We are writing to you today to underscore the importance of your independent analysis regarding the agenda items submitted for your vote at our 2015 Annual Meeting of Stockholders. Our Board recommends you cast your vote FOR all proposals, and would like to draw you attention specifically to Proposal Two, the advisory vote to approve our executive compensation (the “Say-on-Pay Proposal”). The proxy advisory firms of Institutional Shareholder Services (“ISS”) and Egan-Jones Rating Company (“Egan-Jones”) have each recommended that their clients vote FOR the Say-on-Pay Proposal, partially in recognition of our outstanding 2014 performance.

Our total stockholder return (“TSR”) in 2014 was #1 in our peer group, #1 among the 22 companies included in the FTSE NAREIT Equity Office Index, #1 among the 22 companies included in the SNL US REIT Office Index, and higher than the total return of the S&P 500 Equity Index and the Russell 2000 Index. Our 2014 TSR was even #1 among the 15 companies included in the peer group used by Glass Lewis & Co. (“Glass Lewis”), which has recommended voting against our Say-on-Pay Proposal for reasons which we refute in detail below for the benefit of our stockholders which utilize Glass Lewis’ services in assisting them in making voting decisions.

A primary reason for our outstanding performance is the talent of our long-tenured and experienced senior management group. Retaining and motivating this group is the primary job of the Compensation Committee, and critical to our long-term success. Specifically, the experience, abilities, and commitment of our named executive officers (whose tenure ranges from 12 to 21 years, with an average of 16 years) provide the Company with unique skill sets in the highly complex business of owning and operating real estate for the broad and diverse life science industry, and therefore have been and will continue to be critical to the achievement of each of our key objectives: profitability, growth in funds from operations (“FFO”) per share and net asset value (“NAV”), and creation of long-term stockholder value. As described in our 2015 proxy statement, the fundamental principle that drives pay decisions of our Compensation Committee is to reward performance. The Compensation Committee believes that each named executive officer’s total annual compensation should vary with the performance of the Company for the year in question, and acts accordingly.

As you may be aware, we have made significant changes to our compensation program over the last few years that were driven and supported by many of our largest stockholders and our progress has been clearly reflected in the stockholder support for our say-on-pay proposals. Specifically, from 2013 to 2014 support for our say-on-pay proposal from our stockholders to 86% in favor after our Compensation Committee almost completely overhauled our executive compensation program. The Compensation Committee based these changes in large part on dialogues with many of our largest stockholders, as well as input from our independent consultants and evolving best practices in the area.

Glass Lewis is currently not recommending voting in favor of our Say-on-Pay Proposal for reasons that we refute in detail below for the benefit of our stockholders that utilize Glass Lewis’ services in assisting them in making voting decisions. While we recognize that our stockholders make their voting decisions independently, and often pursuant to internal guidelines, we also understand that the advisory reports are utilized as research tools by many of our stockholders. In this regard, we believe it is imperative that such reports are populated with accurate information. We strongly disagree with the Glass Lewis recommendation and analysis. After the significant changes made to our compensation program, coupled with nothing less than stellar TSR and growth in FFO per share and NAV in 2014, a negative recommendation defies credulity and ignores the Compensation Committee’s work in retaining and motivating our long-tenured and experienced management group. We are confident that the facts support a vote in favor of our compensation program.

As further described below, the Glass Lewis report contains certain factual errors and omissions, is incomplete and misleading in several respects, and we believe does not sufficiently consider our outstanding performance in 2014. Glass Lewis does not recognize the fact that the only changes made to our executive compensation program since Glass Lewis itself recommended voting FOR our say-on-pay proposal in 2014 were those clearly described in our 2015 proxy statement, every one of which further aligns pay with performance and promotes transparency. Further, the primary issues noted in the Glass Lewis report were items that were not mentioned by the Glass Lewis representatives during our February 12, 2015 call with Glass Lewis, a call that the primary authors of the Glass Lewis report did not attend, and on which the Glass Lewis attendees were almost uniformly complimentary of our pay program.

As disclosed in our 2015 proxy statement, our primary strategic goal in 2014 was continuing a multi-year strategy to deliver significant growth in FFO per share and NAV, which resulted in TSR outperformance in the three months ended March 31, 2015, twelve months ended December 31, 2014 and two years ended December 31, 2014 as shown in the charts below. The only period in which our TSR underperformed the comparator groups displayed below was the three-year period ended December 31, 2014. As we previously disclosed in our 2014 proxy statement, we think that is because we made smart, long-term strategic decisions over a multi-year period that are now benefiting us, but which did not immediately translate to an increased stock price in 2012 and 2013. Those decisions, however, drove the results that led to our extraordinary 2014 financial performance, including best-in-class increase in total stockholder return, and we expect those strategic decisions to continue to drive long-term total stockholder return to benefit our stockholders for years to come. We are being penalized by Glass Lewis for the long-past and short-term results of these decisions by their sole focus on our three-year TSR, when in fact the 2015 Say-on-Pay vote is a referendum on only our 2014 compensation program, which is reflective of our superlative 2014 financial performance.

	Strategic Long-Term Decisions Drove TSR Outperformance

	3 Months Ended		1 Year Ended		2 Years Ended		3 Years Ended
	3/31/15		12/31/14		12/31/14		12/31/14

ARE: Alexandria Real Estate Equities, Inc.	ARE	11.3%	ARE	44.7%	S&P	50.5%	S&P	74.6%
FTSE: FTSE NAREIT Equity Office Index	FTSE	6.7%	Peers	32.2%	Russell	45.6%	Russell	69.4%
SNL: SNL US REIT Office Index of 22 Companies	SNL	6.5%	SNL	26.1%	ARE	38.2%	G/L	64.8%
Peers: Our Peer Group of Eight Companies	Peers	5.7%	FTSE	25.9%	SNL	34.3%	Peers	56.3%
G/L: Glass Lewis Peer Group of 15 Companies	G/L	5.5%	G/L	24.0%	G/L	33.6%	SNL	53.9%
Russell: Russell 2000 Index	Russell	4.3%	S&P	13.7%	Peers	33.0%	FTSE	51.7%
S&P: S&P 500 Index	S&P	1.0%	Russell	4.9%	FTSE	32.9%	ARE	43.1%
	Source: SNL Financial LC, Charlottesville, VA | ©2015 | www.snl.com

	High ARE Percentile Ranking

	3 Months Ended	1 Year Ended	2 Years Ended	3 Years Ended
	3/31/15	12/31/14	12/31/14	12/31/14
ARE Percentile Rank, Within:
FTSE NAREIT Equity Office Index	100%	100%	75%	25%
Glass Lewis Peer Group	95%	100%	55%	45%
SNL US REIT Office Index	93%	100%	60%	33%
	Source: SNL Financial LC, Charlottesville, VA | ©2015 | www.snl.com

We would like to specifically draw your attention to the following errors, omissions, and misconceptions in the Glass Lewis report:

Glass Lewis Commentary	Facts
“[T]he Company paid more than its peers while performing about the same.”
Our executive compensation was below or consistent with the average of other comparator groups as described below and, as shown above, our 2014 performance was extraordinary compared to peers and numerous other comparator groups.

Our TSR in 2014 was 44.7%, which was:
• #1 in our peer group;
• #1 among the 15 companies included in the Glass Lewis peer group;
• #1 among the 22 companies included in the FTSE NAREIT Equity Office Index;
• #1 among the 22 companies included in the SNL US REIT Office Index; and
• higher than the total return of the S&P 500 Equity Index and the Russell 2000 Index.
Excerpt from Page 21 of our 2015 proxy statement:

“Under the long-term incentive plan, executives remain eligible to receive awards if the Company’s relative performance is below the 50th percentile of the designated peer group over the performance period. As such, NEOs are rewarded even if the Company underperforms the market.”

Before our relative TSR applies to an award, we must attain at least a threshold absolute increase in FFO per share over the applicable performance period. If that threshold increase in FFO per share is not attained, the entire award is forfeited.

If threshold FFO per share growth is attained, then a part of the award is tentatively earned (anywhere from 50% to 150% of the target number of shares), and only then does relative TSR performance come into play to adjust the number of shares tentatively earned upward or downward by up to 50%. If our relative TSR is below the median of the FTSE NAREIT Equity Office Index, the number of shares tentatively earned is adjusted downward.

Excerpt from Page 37 of our 2015 proxy statement:

Glass Lewis Commentary	Facts
“The Company has failed to provide a clear description of threshold, target and maximum goals under the LTI plan. We believe clearly defined performance targets are essential for shareholders to fully understand and evaluate the Company’s procedures for quantifying the performance into payouts for its executives.”

The specific FFO per share threshold, target and maximum are not disclosed because it would be competitively harmful to do so during the three-year performance period, which is common practice with multi-year performance awards. We will disclose the specific FFO per share metrics at the end of the three-year performance period.

In the meantime, to help stockholders evaluate the rigor of the FFO per share goal, we disclosed in our 2015 proxy statement that the Compensation Committee established the target based upon the level of FFO per share growth that would have been approximately or greater than the 75th percentile of companies in the FTSE NAREIT Equity Office Index in six out of nine periods containing three consecutive calendar years from 2003 to 2013. Clearly, then, the goals are rigorous.

“Shareholders should be concerned that the Company provides immediate vesting of certain equity awards upon a change in control of the Company. . . . However, we acknowledge that the Company does not intend to include such provisions in future agreements.”

We amended our CEO’s employment agreement to change from single trigger to double trigger in all future equity awards granted to him and we amended our Amended and Restated 1997 Stock Incentive and Award Plan to change from single trigger to double trigger for all other employees without existing contractual commitments.

Glass Lewis Commentary	Facts
“Shareholders need to be satisfied that the peer group is appropriate and not cherry-picked for the purposes of justifying or inflating pay. In general, we believe a peer group should range from 0.5 to 2 times the market capitalization of the Company. In this case, Glass Lewis has identified 4 peers with more than twice the Company’s revenue, which represents approximately 50.0% of the peer group.”

The Compensation Committee gathers and reviews information about the compensation programs and processes of the companies in our peer group as an informal “market check” of compensation practices, salary levels, and target incentive levels. In reviewing this information, the Compensation Committee considers whether its compensation decisions are consistent with market practices. The Compensation Committee evaluates compensation primarily on the corporate objectives discussed in our 2015 proxy statement with a comparison to peers being just one of the factors considered.

In selecting our peer group, the Compensation Committee focused first on our direct competitors, which are the REITs that own office/laboratory properties. Because we only have five direct competitors in our complex real estate niche, the Compensation Committee next added REITs with which we compete for talent, acquisitions, and tenants, and whose total assets, total revenues, and equity capitalizations are no greater than 2.5 times ours. The current peer group consists of the following companies:

Excerpt from Page 27 of our 2015 proxy statement:

Description	Direct Competitor
Own office/laboratory properties	• BioMed Realty Trust, Inc. • Boston Properties, Inc. • HCP, Inc. • Highwoods Properties, Inc. • Kilroy Realty Corporation
Compete for talent, acquisitions, and tenants, and within 2.5x of our total assets, total revenues, and equity capitalization	• Digital Realty Trust, Inc. • Douglas Emmett, Inc. • SL Green Realty Corp.

2014 Rankings Relative to Peer Group Selected by the Compensation Committee

Criteria	Percentile Rank	Criteria	Percentile Rank
Total Assets (1)	50%	EBITDA Margin (2)	63%
Total Revenues (2)	50%	Funds Available for Distribution (2)	50%
Equity Capitalization (1)	50%	Cash Same Property NOI Growth (3)	75%
FFO Per Share Growth (3)	88%		
FFO Multiple (1)	63%	Investment-Grade Client Tenants Among Top 10 Client Tenants (1)	100%

Average of all criteria: 65%

(1) As of December 31, 2014.

(2) For the year ended December 31, 2014.

(3) Represents the year ended December 31, 2014, compared to the year ended December 31, 2013.

All but one of the companies in our peer group are also in the Glass Lewis peer group. Further, five of the companies in the Glass Lewis peer group are below the bottom end of the market capitalization range (<0.5x) proposed by Glass Lewis and only one company (BXP) in the Glass Lewis peer group is above the top end of the proposed range (>2x). BXP is a direct competitor that owns office/laboratory properties.

Glass Lewis Peer Group
	ARE Direct Competitors(1)		Other Companies	Small Peers Incorrectly Included
	BMR	DEI	DRE	BDN	1/3 of Peer Companies < 0.5x
	BXP	DLR	HHC	CLI
	HIW	SLG	LPT	PDM
	KRC			PSB
OFC
(1) Also included in ARE peer group

Glass Lewis Commentary	Facts
“[T]he sustained misalignment, the increase in aggregate NEO compensation and our persistent reservations with the compensation program for the other NEOs warrant serious concerns.”
The average compensation for our named executive officers (excluding our CEO) is approximately $3 million, which is in line with our peer companies and the Glass Lewis peer group as shown below, particularly in a year where we significantly outperformed both peer groups.

	Average NEO Compensation (1) Below or Consistent with Peer Groups
	Alexandria Real Estate Equities, Inc.	$3,000,000
	Glass Lewis(2) Peer Group	$3,100,000
	ARE Peer Group	$4,000,000
	(1) Excludes CEO compensation

(2)    Glass Lewis selected peer companies >0.5x and <2.0x of Alexandria’s market capitalization but incorrectly included five companies, or 1/3 of the peer group, <0.5x of Alexandria’s market capitalization. Amounts included in chart exclude the five companies Glass Lewis erroneously included in their peer group.

“Mr. Shigenaga received a sizable base salary increase simply based on internal and external benchmarking.”	In the five years before the 2014 increase (2009-2013), Mr. Shigenaga received only cost of living adjustments for an aggregate increase of only $32,000 from 2009 to 2013.

Mr. Shigenaga has served as an effective and responsive organizational leader in all of our financial matters, risk management, and internal controls for over 10 years since 2004. Mr. Shigenaga oversees our financial functions, including financial plans and policies, accounting practices and procedures, and our relationship with the financial community. Mr. Shigenaga also directs the controller, treasury, and tax functions. Mr. Shigenaga has served as CFO in a highly distinguished manner. Both senior management and our Board of Directors have consistently given him outstanding reviews. Additionally, Mr. Shigenaga has developed unique skills in the real estate and life science industries which to our knowledge is unique among CFOs.

	Mr. Shigenaga had the lowest base salary of all of our named executive officers in 2013, a result that was not commensurate with his leadership role.
	CFO Salary In-Line or Below Peer Group Average
	CFO of Alexandria Real Estate Equities, Inc.	$425,000
	Glass Lewis (1) Peer Group	$432,000
	ARE Peer Group	$483,000

(1)    Glass Lewis selected peer companies >0.5x and <2.0x of Alexandria’s market capitalization but incorrectly included five companies, or 1/3 of the peer group, <0.5x of Alexandria’s market capitalization. Amounts included in chart exclude the five companies Glass Lewis erroneously included in their peer group.

“In our view, the continued use of wholly discretionary and time-vesting arrangements for four [sic] of the five [sic] NEOs warrants serious shareholder concern. . . . Under the STIP, the Company has provided a fair amount of information about the achievements subjectively considered in determining the other NEOs annual bonuses, no target or maximums for these executives are disclosed and, while not necessarily problematic, their cash payouts for the fiscal year in review also increased by between $50,000 and $225,000 as compared with the 2013 bonuses.”

As explained in our 2015 proxy statement, our Compensation Committee considered a more formulaic approach for 2014, but decided the existing method allowed it to take a holistic approach based on a wide range of factors relating to both company and individual performance. Richard Klein, the Chair of our Compensation Committee, specifically discussed this issue with several of our largest stockholders during our extensive 2015 stockholder outreach campaign, and they did not express concerns with the existing approach. The view of the stockholders with whom we spoke was that they did not want to micromanage our business and that ultimately our Board and Compensation Committee should structure the executive compensation programs in a manner believed to be in the best interests of the Company

For 2014, our Compensation Committee decided that the existing system for other named executive officers was working. As disclosed in our 2015 proxy statement, our named executive officers’ tenure ranges from 12 to 21 years and these individuals possess a unique skill set in the business of owning and operating real estate for the broad, diverse and highly technical life science industry, and therefore have been and will continue to be critical to our long-term success, including achievement of each of our key objectives: profitability, growth in FFO per share and NAV, and creation of long-term stockholder value. The unique technical skills amassed by our management team are easily transferable to a variety of direct competitors, non-competitive real estate companies, investment banks and fund managers.

Far from neglecting company performance in establishing compensation, although not based on a rigid formula, the Compensation Committee varies each named executive officer’s total annual compensation with our performance for the year in question.

For the reasons set forth above, and in further detail in our 2015 proxy statement, we request that our stockholders reject the recommendations contained in the Glass Lewis report and vote FOR the approval of the compensation of our named executive officers.

Sincerely,

Richard H. Klein
Chairman of the Compensation Committee